AMENDED SCHEDULE A

Dated December 1, 2022

To the

Distribution Agreement between Centaur Mutual Funds Trust and

Ultimus Fund Distributors, LLC Dated February 1, 2019

Fund Portfolio(s)

DCM/INNOVA High Equity Income Innovation Fund

Lebenthal Ultra Short Tax-Free Income Fund

Copley Fund